                     HYDROSERV GROUP, L.L.C.


               LIMITED LIABILITY COMPANY AGREEMENT

                    Dated as of  July 25, 1997

                     HYDROSERV GROUP, L.L.C.
               LIMITED LIABILITY COMPANY AGREEMENT


    THIS LIMITED LIABILITY COMPANY AGREEMENT of HydroServ Group,
L.L.C. is dated as of July 25, 1997, by and between Underwater
Unlimited Diving Services, Inc. (UUDSI), a New Hampshire corporation, and NEES Global Transmission, Inc. (NGT), a
Massachusetts corporation.

    WHEREAS, the Members wish to form a limited liability company pursuant to and in accordance with the Massachusetts
Limited Liability Company Act in order to conduct the business described herein; and

    WHEREAS, the Members wish to enter into this Agreement to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters.

    NOW, THEREFORE, the Members hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS

    Certain capitalized terms used in this Agreement have specifically defined meanings which are either set forth or referred to in Exhibit 1, which is attached hereto and incorporated herein by reference.

                            ARTICLE 2
                      FORMATION AND PURPOSE

    2.1 Formation, etc. The Members hereby form a limited liability company pursuant to and in accordance with the Act effective upon the filing of the Certificate with the Secretary of State of The Commonwealth of Massachusetts. The rights, duties and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that such rights, duties or obligations are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

    2.2  Name.  The name of the Company shall be HydroServ
Group, L.L.C. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Members deem appropriate or advisable. The Members shall file any fictitious name certificates and similar filings, and any amendments thereto, that shall be necessary to permit the Company to carry on its business under the desired name.

    2.3 Registered Office/Agent. The registered office required to be maintained by the Company in The Commonwealth of Massachusetts pursuant to the Act shall initially be 25 Research Drive, Westborough, MA. The name and address of the registered agent of the Company pursuant to the Act shall initially be Kirk
L. Ramsauer, 25 Research Drive, Westborough, MA. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Members.

    2.4 Term. The term of the Company (the "Term") shall continue until December 31, 2006 or such later date as shall be designated by the Members, unless sooner terminated as hereinafter provided.

    2.5 Purpose. The Company is formed for the object and purpose of marketing and selling the capabilities and services of UUDSI and New England Power Company (an affiliate of NGT, hereinafter referred to as NEP), which are operation and maintenance, field and construction, as outlined in Attachments 2 and 3 of the business plan contained in Schedule 2. These capabilities and services will be marketed and sold to hydroelectric facilities and other similar facilities nationwide. The Company will also market and sell goods and services for nonmember, noncompeting companies that service the same market. The Company will also engage in any and all other activities necessary, advisable, convenient, or incidental to such activities.

    2.5.1 Exclusive Agent. The Company is the Exclusive Agent for marketing and selling the capabilities and services of UUDSI and NEP, as defined in Attachments 2 and 3 of the business plan in Schedule 2, to customers in the hydro industry in the United States and Canada.

    2.5.2 HydroServ Customers. All present hydro customers of each Member and all future customers sourced by HydroServ Group, LLC will be considered to be "HydroServ Customers". Schedule 5 lists present hydro customers of UUDSI, and Schedule 6 lists those of NEP. The transfer of those customers listed on Schedules 5 and 6 to HydroServ Customers shall be at no cost, fee, commission, or other charge.

    2.6  Powers.  Without limiting the generality of Section
2.5, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 2.5, including, but not limited to, the power:

    2.6.1 to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States or in any foreign country as may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

    2.6.2 to enter into, perform and carry out contracts of any kind necessary to, in connection with, in furtherance of, convenient to, or incidental to the accomplishment of the purpose of the Company;

    2.6.3 to purchase, take, receive, subscribe for or otherwise acquire, own, hold, enter into, invest in, trade, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares and other equity interests in, obligations of, and other financial instruments with or in respect of, domestic and foreign corporations, associations, general, limited and limited liability partnerships, trusts, limited liability companies, individuals, international agencies, and the United States government, and any other national, state, regional, territorial, local or municipal government and any agency or instrumentality of any such government;

    2.6.4 to acquire by purchase, exchange, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, market, lease, sell, distribute, convey, mortgage, encumber, transfer, demolish or dispose of any real or personal property;

    2.6.5 to lend money, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

    2.6.6 to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets or the business of the Company;

    2.6.7 to borrow and issue evidences of indebtedness and to secure the same by a mortgage, pledge or other lien on the assets of the Company; provided, however, that without the prior written consent of the Member in question, the Company shall not incur any indebtedness that provides for the liability of any Member;

    2.6.8 to open, close, and to make deposits to and withdrawals from bank and other deposit accounts;

    2.6.9     to give or terminate guarantees and indemnities;

    2.6.10 to hire, employ and dismiss employees, agents and representatives, attorneys, accountants, brokers, investment bankers, appraisers and any other advisors or consultants of the Company, and define their duties and fix their compensation;

    2.6.11 to indemnify any Person in accordance with this Agreement;

    2.6.12    to cease its activities and cancel its
Certificate;

    2.6.13 to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

    2.6.14 to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

    2.6.15 to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

    2.7 Filing of Certificate. Ernest Griggs is designated as an authorized person within the meaning of the Act to execute, deliver and file the Certificate, and any such other Persons as the Members shall specify are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

    2.8 Foreign Qualification. The Members shall take all necessary actions to cause the Company to be authorized to conduct business legally in Massachusetts and any other jurisdictions which the Members shall determine.

    2.9  Responsibilities.   The Company in addition to any and
all activities associated with running the Company is responsible for the following partial list of activities:

         (a) management of all hydro marketing and sales personnel activities;

         (b) assisting each Member with the development and marketing of any and all specific products and services relating to the specific delivery of that Member's hydro services to a HydroServ Customer;

         (c) assisting UUDSI and NEP in preparation of proposals; and

         (d)  interfacing with HydroServ Customers as required.

                            ARTICLE 3
                      MEMBERSHIP AND CAPITAL

    3.1 Members: Initial Capital Contributions. The Members of the Company are UUDSI and NGT, each of which is admitted to the Company as a Member effective upon its execution of this Agreement. Each Member shall make an initial capital contribution of $250,000 net of its marketing and sale expenses for the benefit of the Company incurred since the date this Agreement is signed; such initial capital contribution shall be made in accordance with Schedule 7 attached hereto. The initial capital contribution shall be made promptly after receipt by NGT of corporate approvals required by NGT in order to make its contributions, and to make an equity investment in UUDSI of $1 million, such approvals to be in form and substance acceptable to NGT.

    3.2 Maintenance of Capital Accounts. A separate account (each a "Capital Account") shall be established and maintained for each Member which shall be increased by (a) such Member's Capital Contributions and (b) such Member's share of the Net Profit of the Company, and shall be charged with (c) Distributions to such Member and (d) such Member's share of the Net Losses of the Company. It is the intention of the Members that the Capital Accounts be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder, that any liabilities be taken into account in accordance with the provisions of Section 752 of the Code and the Regulations thereunder, and that this Agreement be interpreted consistently therewith.

    3.3 Percentage Interests. The percentage interest of each Member in the capital and profits of the Company (each a "Percentage Interest") shall initially be as follows:

         UUDSI                         50%

         NGT                           50%

The Percentage Interests shall be subject to adjustment as provided in Sections 3.6 and 3.7.4.

    3.4  Additional Capital Contributions.

    3.4.1 Required Contributions. The Members may from time to time determine that additional Capital Contributions are required by the Company (Total Additional Capital Contribution). In such a case, each Member agrees that upon not less than ten Business Days following the determination by the Members, such Member will contribute to the Company as an Additional Capital Contribution a percentage of the Total Additional Capital Contribution that is equal to its Percentage Interest adjusted in accordance with Section 3.4.1.1.

    3.4.1.1 Each Member's Additional Capital Contribution will be adjusted to reflect the relative benefit it or its affiliates derived from contracts resulting from the marketing and sales efforts of the Company. Each Member's Additional Capital Contribution shall be 6% of gross revenue received under such contract(s) for the past twelve months. To the extent that the aggregate of all Members' contributions result in more than the Total Additional Capital Contribution, such contributions will be proportionally reduced to the Total Additional Capital Contribution, such reduction calculated based on relative contributions by each Member. To the extent that the aggregate of all Members' contributions result in less than the Total Additional Contribution, the shortfall will be contributed by each Member on the basis of its Percentage Interest at such time.

    3.4.2 Funds Transfers. Capital Contributions required by this Section 3.4 shall be made by wire transfer of immediately available funds to the Company's account at such bank as the Company may from time to time designate in writing.

    3.4.3     Voluntary Contributions.  Following the Effective
Date, no Member shall be required or permitted to make any Capital Contributions to the Company except pursuant to this
Section 3.4.

    3.5 Return of Capital Contributions. No Member shall have the right to demand a return of all or any part of its Capital Contributions, and any return of the Capital Contributions of any Member shall be made solely from the assets of the Company. No interest shall be paid to any Member with respect to its Capital Contributions.

    3.6 Additional Members; New Issuances; Classes of Members. Except as contemplated by Article 9, no new Members shall be admitted to the Company without the consent of the Members. Upon the written consent of the Members, the Company may issue Interests, which may represent interests in both the capital and the profits of the Company or which may be interests in only the future profits of the Company ("Profits Interests") to Persons who are not yet Members, or may increase the Interest of an existing Member, for such consideration (including but not limited to cash, other property or the provision of services) and on such terms as the Members shall unanimously determine. Upon the issuance of a new Interest, or an increase in the Percentage Interest represented by an existing Interest, the Percentage Interests of all existing Members shall be diluted ratably. Each Person that is to be issued an Interest shall deliver to the Company, as a condition of its admission to the Company as a Member, such documents of the type specified in Section 9.4. l(i) and (ii) as the Members shall request. The Members shall constitute a single class of Members for all purposes under the Act and this Agreement unless and to the extent that this Agreement specifically provides for different classes or groups of Members of the Company.

    3.7  Defaults in Making Capital Contributions.  If any
Member shall default in making any Capital Contribution required to be made pursuant to Section 3.4.1 (each such Capital
Contribution which is not made, a "Defaulted Capital
Contribution"), and such default shall continue for more than twenty Business Days after notice from the Company, the following provisions shall apply:

    3.7.1 Member Default Loan. The Member who has not failed to make the required Capital Contribution shall be entitled (but not required) to advance to the Company on behalf of the Member who has failed to make the required Capital Contribution (the "Defaulting Member") an amount equal to all or a portion of the Defaulted Capital Contribution. Any amount so advanced by the non-Defaulting Member shall be considered a Member Default Loan by the non-Defaulting Member to the Defaulting Member.

    3.7.2     Repayment of Member Default Loan.  A Member
Default Loan shall be the obligation of the Defaulting Member, shall be governed by the internal laws of The Commonwealth of Massachusetts, shall bear interest at a rate of 12% per annum which shall be compounded annually., and shall be payable on or before twenty Business Days after written demand first out of Distributions which would otherwise be made to the Defaulting Member and to the extent not sufficient, then out of the general assets of the Defaulting Member. Payments on Member Default Loans shall be applied first to accrued interest and then to principal. The Company shall pay to the Member making the Member Default Loan instead of to the Defaulting Member any and all Distributions which would otherwise have been paid to the Defaulting Member until the Member Default Loan and all interest thereon has been paid in full; provided, however, that all such Distributions shall be deemed to have been made first to the Defaulting Member and subsequently paid by the Defaulting Member to the non-Defaulting Member as a payment against the Member Default Loan and interest thereon. No Distributions of any kind shall be made directly to the Defaulting Member until such time as the Member Default Loan and all interest thereon has been paid by or for the account of the Defaulting Member.

    3.7.3 Survival of Obligation to Make Capital Contribution. Notwithstanding the foregoing provisions of this
Section 3.7, the Defaulting Member shall continue to be obligated to make the required Capital Contribution, except to the extent that (a) such required Capital Contribution has been made by repayment of the principal of any Member Default Loan that has been made to fund such required Capital Contribution or has otherwise been made by the Defaulting Member or (b) such Defaulting Member has been relieved of such obligation pursuant to Section 3.7.4, and the Company may by appropriate action enforce such obligation of the Defaulting Member. If the non-Defaulting Member has made a Member Default Loan, any Capital Contributions made as a result of such enforcement proceedings or otherwise shall be paid to the Member making the Member Default Loan until the Member Default Loan and all interest thereon are paid in full. If the non-Defaulting Member has not made a Member Default Loan, then the Defaulting Member's obligation to make the Defaulted Capital Contribution to the Company shall bear interest until paid at a rate of 12% per annum, which shall be compounded annually, and shall be payable on demand first out of Distributions which would otherwise be made to the Defaulting Member and to the extent not sufficient then out of the general assets of the Defaulting Member.

    3.7.4 Dilution Provisions. (i) If the non-Defaulting Member has made a Member Default Loan and such Member Default Loan remains outstanding, then such Member shall have the option, at any time after the (sixtieth day) following the date on which the Capital Contribution was originally due, to convert all or a portion of the principal amount of such loan into an additional Capital Contribution of the non-Defaulting Member. In the event of such a conversion by the non-Defaulting Member, the Percentage Interests of the Members shall be adjusted by decreasing the Percentage Interest of the Defaulting Member, and increasing the Percentage Interest of the non-Defaulting Member, by 5 percentage points for each $100,000 of principal so converted. The Defaulting Member shall be relieved of its obligation to pay that portion of the principal amount of the Member Default Loan so converted, but the Defaulting Member shall continue to be obligated to pay (i) any interest which had accrued on that portion of the principal of the Member Default Loan prior to such conversion and (ii) the principal of, and interest on, that portion of the Member Default Loan not so converted.

    (ii) If the non-Defaulting Member does not make a Member Default Loan and if the full amount of the required Capital Contribution of the Defaulting Member is not made within 60 days after the date on which the Capital Contribution was originally due, then as of the close of business on such sixtieth day, the Percentage Interests of the Members shall be adjusted by decreasing the Percentage Interest of the Defaulting Member, and increasing the Percentage Interest of the non-Defaulting Member, by 10 percentage points for each $100,000 not contributed by the Defaulting Member. The Defaulting Member shall be relieved of such Member's obligation to make the required Capital Contribution in question (but not, of such Member's obligation to pay the interest accrued thereon) to the extent that such Member's Percentage Interest and is adjusted pursuant to this
Section 3.7.4(ii).

                            ARTICLE 4
                   STATUS AND RIGHTS OF MEMBERS

    4.1 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member nor any other Indemnified Person shall be obligated personally for any such debt, obligation or liability of the Company. All Persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

    4.2 No Make Up. In no event shall any Member be required to pay to the Company, to any other Member or its Affiliate or to any third party, any deficit balance that may exist from time to time in such Member's Capital Account.

    4.3 Return of Distributions. Except as otherwise expressly required by law, a Member, in its capacity as such, shall have no liability either to the Company or any of its creditors in excess of (a) the amount of its Capital Contributions actually made, (b) its share of any assets and undistributed profits of the Company,
(c) its obligation to make Capital Contributions and any other payments expressly provided for in this Agreement, and (d) to the extent required by law, the amount of any Distributions wrongfully distributed to it; provided, however, that, to the maximum extent permitted by applicable law, the obligations of the Members under Section 3.4 shall be solely for the benefit of the Company and not the creditors of the Company. Except as required by law or a court of competent jurisdiction, a Member shall not be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return or pay any part of any Distribution, the obligation shall be that of such Member alone, and not of any other Member unless the court so provides. The amount of any Distribution returned to the Company by or on behalf of a Member or paid by or on behalf of a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

    4.4 Specific Limitations. No Member shall have the right or power to: (a) withdraw or reduce its Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement, (b) other than upon the Effective Date or with the approval of the Members, make voluntary Capital Contributions or to contribute any property to the Company other than cash, (c) bring an action for partition against the Company or any Company assets, (d) cause the termination and dissolution of the Company, except as set forth in this Agreement, or (e) upon the distribution of its Capital Contribution require that property other than cash be distributed in return for its Capital Contribution. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company's property. Except as otherwise set forth in this Agreement, no Member shall have priority over any other Member either as to the return of its Capital Contribution or as to Net Profit, Net Loss, or Distributions; provided, that this provision shall not apply to the repayment by the Company of loans (as distinguished from Capital Contributions) which a Member has made to the Company. Other than upon the termination and dissolution of the Company as provided by this Agreement, there has been no time agreed upon when the Capital Contribution of any Member will be returned.

    4.5  [Intentionally left blank]

    4.6  Confidential Information.

    4.6.1 Non-Disclosure. Each Member agrees that, except as otherwise consented to by the Members, all non-public information furnished to it pursuant to this Agreement or otherwise in connection with the Company's operation of its business, including without limitation, any and all information concerning the Company's suppliers and customers and the Company's business dealings with such Persons, will be kept confidential and will not be disclosed or utilized by such Member, or by any of its agents, representatives, employees or Affiliates (or any employee, agent or representative thereof), in any manner or for any purpose whatsoever, in whole or in part, except that (a) each Member shall be permitted to disclose such information to those of its agents, attorneys, accountants, financial and business consultants, other representatives, and employees who need to be familiar with such information in connection with such Member's investment in the Company and who are charged with an obligation of confidentiality, (b) each Member shall be permitted to disclose such information to financial institutions and bona fide prospective purchasers and capital investors when such Persons have agreed in writing to maintain confidentiality, (c) each Member shall be permitted to disclose such information to its members, partners and stockholders and their members, partners and stockholders so long as they agree not to utilize such information in their own business or that of any Affiliate in any way and to keep such information confidential (including from any Affiliate) on the terms set forth herein, (d) each Member shall be permitted to disclose information to the extent required by law, so long as such Member shall have first afforded the Company with a reasonable opportunity to contest the necessity of disclosing such information, (e) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement and (f) each Member shall be permitted to disclose that information expressly permitted by the Members to be disclosed. No Member, nor any officer, agent, representative or Affiliate of a Member, nor any officer, agent or representative of the Company shall disclose the terms of this Agreement to any Person except (i) to the extent required by law or (ii) for legitimate business purposes approved by the Members.

    4.6.2 Precautionary Measures. Each Member shall take such precautionary measures as may be required to ensure (and such Member shall be responsible for) compliance with this
Section 4.6 by any of its Affiliates, and its and their directors, officers, employees and agents and other Persons to which it may disclose confidential information in accordance with this Section 4.6.

    4.6.3 Destruction or Return of Confidential Information. In the event a Member shall cease to be a Member, it shall promptly destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all confidential information of the Company in its possession. Notwithstanding the immediately-preceding sentence, a Member that ceases to be a Member may retain for a stated period, but not disclose to any other Person, confidential information for the exclusive purposes of (A) explaining such Member's corporate decisions with respect to the Company or (B) preparing such Member's tax returns and defending audits, investigations and proceedings relating thereto; provided, however, that the Member must notify the Company in advance of such retention and specify in such notice the stated period of such retention.

    4.6.4 Survival of Provisions Beyond Term. The obligations of each Member under this Section 4.6 shall survive both termination of such Member's membership in the Company and the dissolution and termination of the Company until the earlier of the second anniversary of such termination or the second anniversary of the end of the Term.

    4.6.5 Remedies. The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 4.6, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 4.6 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

    4.7 Use of Member's Names and Trademarks. Except as specifically permitted by a license agreement, the Company, the Members and their Affiliates shall not use the name or trademark of any Member or its Affiliates in whole or in part as or in its name or in connection with public announcements regarding the Company or marketing or financing activities of the Company, without the prior consent of such Member or Affiliate, which shall not be unreasonably withheld.

                            ARTICLE 5
                            MANAGEMENT

    5.1 Management by the Members. The management of the Company is fully vested in the Members, acting exclusively in their membership capacities. Each Member shall designate by notice to the Company, one or more representatives of such Member (each, a "Representative") who shall be authorized to speak on behalf of and take actions on behalf of such Member. A Member's designation may be changed at any time by notice to the Company. The Members expressly intend that the Company will not have "managers," as that term is used in the Act or in Rev. Proc. 95-10, 1995-3 I.R.B. 20, it being understood that the Representatives do not constitute "managers," but that each Representative acts solely as the agent of the Member that appointed it. Any controversy or dispute arising out of this Agreement is subject to the dispute resolution provisions of
Section 16.5.

    5.2 Meetings of Members; Consents. Deliberations and actions of the Members (including deliberations and actions by the Members) shall occur at meetings of the Members or by written consents executed by the Members in accordance with Section 5.10. Meetings of the Members, for any purpose or purposes, may be called by any Member or Members holding Interests representing at least fifty (50) percent of the aggregate Percentage Interests.

    5.3 Place of Meetings. The Members may designate any place, either within or outside The Commonwealth of Massachusetts, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal place of business of the Company.

    5.4 Notice of Meetings. Except as provided in Section 5.5, notice stating the place, day and hour of a meeting of Members shall be delivered in accordance with Section 16.4 not less than forty-eight (48) hours before the time of the meeting, by or at the direction of the Member or Members calling the meeting, to each other Member. The purpose or purposes of such meeting shall be specified in such notice.

    5.5 Meeting of All Members. If the Members consent to the holding of a meeting of Members at any time and place and attend such meeting, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

    5.6 Quorum. The Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members.

    5.7  Voting.

    (i) Voting by Percentage Interests; Voting Thresholds. Except as provided otherwise in this Agreement, voting shall be according to the Members' respective Percentage Interests; provided, however, that unless otherwise expressly provided in this Agreement, all decisions by the Members or by their Representatives shall require the affirmative vote of each of the Members. At such time as one or more additional, nonaffiliated Members are added, the voting requirements will be reviewed to provide less than unanimous votes for matters not affecting the limited liability, nature, or purpose of the Company.

    (ii) Disclaimer of Duties. With respect to any vote, consent or approval at any meeting of the Members or otherwise under this agreement, each Member may grant or withhold such vote, consent or approval (a) in its sole and absolute discretion, (b) with or without cause, (c) subject to such conditions as it shall deem appropriate, and (d) without taking into account the interests of, and without incurring liability to, the Company, any other Member, or any officer or employee of the Company. The provisions of this Section 5.7(ii) shall apply notwithstanding the negligence, gross negligence, willful misconduct, strict liability or other fault or responsibility of a Member.

    5.8 Representatives and Proxies. At any meeting of Members, a Member shall be deemed in attendance if at least one of its Representatives is in attendance. At any meeting of Members, a Member may instead vote by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

    5.9 Conference Telephone. Any Member may participate in a meeting of the Members by means of conference telephone or similar communications equipment which permits all persons participating in the meeting to hear each other, and participation in the meeting by means of such equipment shall constitute presence in person at such meeting.

    5.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members and delivered to the Company for inclusion in the minutes or for filing with the Company records. Action taken under this
Section 5.10 is effective when the Members have signed the consent, unless the consent specifies a different effective date.

    5.11 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by or on behalf of the Member entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

    5.12 Duties and Authority of the Members. Each Member shall have the full power and authority to take any and all actions on behalf of or with respect to the Company that are permitted under

Massachusetts law to be taken by members of a limited liability company; provided, however that each Member agrees not to take any action in the name of or on behalf of the Company unless such action, and the taking thereof by such Member, shall have been authorized by the Members or is expressly authorized by this Agreement. The Members may ratify previously unauthorized actions taken by a Member in the name of and on behalf of the Company, which ratification shall cure any breach by such Member of the prior sentence arising from such actions. Subject to the two immediately preceding sentences, the powers and authority granted to the Members hereunder shall include all those necessary or convenient for the furtherance of the purpose and powers of the Company and shall include the power and authority to make all decisions and take all actions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to make decisions concerning, and take all actions in respect of, all those matters specified in Section 2.6.

    5.13 Officers.  The Members may designate one or more
Persons to be officers of the Company. Any officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Members may delegate to them, including the power to execute documents, and shall serve at the pleasure of the Members. Unless the authority of the agent designated as the officer in question is limited or expanded in the document appointing such officer or is otherwise specified by the Members, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Massachusetts corporation would have to act for a Massachusetts corporation in the absence of a specific delegation of authority; provided, however, that unless such power is specifically delegated to the officer in question either for a specific transaction or generally, no such officer shall have the power to act in a manner that is not consistent with the Business Plan and Annual Budget then in effect, to lease or acquire real property, to borrow an amount of money in excess of $20,000, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the temporary investment of surplus cash), or to acquire securities of any Person, to give guarantees or indemnities, to merge, consolidate, liquidate or dissolve the Company or to sell or lease all or any substantial portion of the assets of the Company. The Members, in their discretion, may by written instrument signed by such Members ratify any act previously taken by an officer or agent acting on behalf of the Company.

    5.14 Transactions with Affiliates. Except as otherwise provided under this Agreement, the Company will not engage in any transaction with an Affiliate of any Member without the prior written consent of the other Members.

    5.15 Transactions with HydroServ Customers. UUDSI and/or NEP, as the case may be, shall be solely responsible for negotiating and closing such transactions in such manner and pursuant to procedures acceptable to the party involved in the transaction including without limitation selection of legal counsel for such purposes and shall be solely responsible for management of its own operating personnel, transaction pricing, credit and risk analysis, receivable collections, contract generation and negotiation, documentation filing and support, tax and finance accounting and management of all legal and financial accounting personnel and activities including tax advisory requirements and analysis. All proposals and letters of proposal shall include disclaimers clearly setting forth that such documents do not create or evidence any obligation or commitment by the Company and by NEP, NGT, and/or UUDSI if not involved in the transaction.

    5.15.1 Bid Proposal Review Team. The success of the Company and ultimately UUDSI and NEP who depend on the successful efforts of HydroServ, will depend on well prepared bids and proposals, that ensure both likelihood of securing the work and the profitability of that work. Therefore, UUDSI and NEP agree to each designate a representative, to act in concert with the President of the Company, as a final review team for all bids and proposals being submitted to HydroServ Customers.

    5.15.2 Transaction Review Team. All transactions, agreements, contracts, etc. involving the Company, except those covered by Section 5.15.1 and Schedule No. 1, will be reviewed by the review team established under Section 5.15.1 and approved by the designated representatives.

    5.16 Income. The Company derives income from other nonmember, noncompeting companies, who service the same hydro industry clients, in the form of Marketing Fees. Schedule No. 1 outlines the fee structure.

                            ARTICLE 6
                      BUSINESS PLAN, BUDGET

    6.1 Business Plan. The initial business plan for the Company (the "Business Plan") as agreed upon by the Members, is attached as Schedule 2. At least 60 days prior to the beginning of the second and each subsequent Fiscal Year, the Members shall discuss and revise the Business Plan of the Company so that the Business Plan shall at all times reflect the strategic plan for the Company for the then current Fiscal Year and the subsequent four Fiscal Years.

    6.2 Annual Budget. The budget for the first Fiscal Year of the Company, as agreed upon by the Members, is attached as
Schedule 3. The Members shall, at least 45 days before the beginning of each subsequent Fiscal Year, determine a budget for the Company for the next Fiscal Year (the budget for the

Company's first Fiscal Year and each subsequent budget, each an "Annual Budget"); provided that if an Annual Budget is not agreed upon for any Fiscal Year, the Annual Budget for the preceding Fiscal Year shall remain in effect. Each Annual Budget shall include a projected profit and loss statement, cash flow statement and balance sheet for the next Fiscal Year, and shall specify and quantify capital expenditures, if any.

                            ARTICLE 7
                  DISTRIBUTIONS AND ALLOCATIONS

    7.1  Distributions.

    7.1.1 In General. Subject to Section 3.7.2, the Company shall make Distributions at the end of the calendar year in such amounts as the Members shall unanimously determine; provided, that all Distributions (other than Distributions in liquidation of the Company) shall be made ratably to Members in accordance with their Percentage Interests, and all Distributions in liquidation of the Company shall be made in proportion to the Members' Capital Account balances so as to reduce each Member's Capital Account balance to zero.

    7.1.1.1 The Company will receive revenue from marketing fees paid by nonmember(s). This revenue will be used to cover operating expenses, as projected in the Business Plan, Schedule
No. 2.

    7.1.2 Statutory Bar on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of its interest in the Company if such Distribution would violate
Section 18-607 of the Act or other applicable law.

    7.1.3 Withholding. All amounts withheld pursuant to the Code or any provision of any federal, state, local or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to Section 7.1 for all purposes under this Agreement. The Company shall withhold from Distributions to, and with respect to allocations to, the Members and to pay over to the appropriate federal, state, local or foreign government any amounts required to be so withheld, and shall allocate any such amounts to the Members in respect of whose Distribution or allocation the tax was withheld.

    7.1.4 Property Distributions and Installment Sales. The Members may from time to time determine to distribute property other than cash to the Members. In such a case, such in-kind Distribution shall be made to the Members entitled thereto in the same proportions as the Members would have been entitled to cash distributions. The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the Book Value of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its fair market value immediately prior to its distribution. If any assets are sold in transactions in which, by reason of the provisions of section 453 of the Code or any successor thereto, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this Article 7, and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.

    7.2 Allocations of Net Profits. Subject to Section 7.4, the Net Profit of the Company shall be allocated among the Members ratably in accordance with their Percentage Interests.

    7.3  Allocation of Net Losses.  Subject to Section 7.4, the
Net Loss of the Company shall be allocated among the Members ratably in accordance with their Percentage Interests.

    7.4 Other Allocation Provisions. Prior to making the allocations of Net Profit or Net Loss for the Fiscal Year in accordance with Sections 7.2 and 7.3, income, gain, loss, deduction and credit (and items thereof) shall be allocated in accordance with the provisions of this Section 7.4 to the extent required by the Code and applicable Regulations. Any amounts allocated pursuant to this Section 7.4 shall not again be allocated under Section 7.2 or 7.3.

    7.4.1 Qualified Income Offset; Nonrecourse and Member Nonrecourse Deductions. There is hereby included in the Agreement such provisions governing the allocation of income, gain, loss, deduction and credit (and items thereof) as may be necessary to provide that the Company's allocation provisions contain a so-called "Qualified Income Offset" and comply with all provisions relating to the allocation of so-called "Nonrecourse Deductions" and "Members Nonrecourse Deductions" and the charge back thereof as set forth in the Regulations under Section 704(b) of the Code; provided, however, that the incorporation of such provisions shall affect only the allocation of income, gain, losses and deductions as between Members and shall not otherwise affect the amount or timing of any Distribution of cash or property to any Member provided for in this Agreement. Allocations of Nonrecourse Deductions shall be made ratably among the Members in accordance with their Percentage Interests. In allocating Net Profits pursuant to Section 7.4.2 hereof, the Members shall take into account (and, if necessary, modify the allocations to reflect) anticipated future allocations under the minimum gain chargeback rules of Regulation Section 1.704-2.

    7.4.2 Special Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset is required pursuant to Section 734(b) or Section 743(b) of the Code and is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

    7.4.3 Recourse Indebtedness. In the event that indebtedness of the Company is recourse to one or more, but not all, of the Members, the Members, with the advice of independent accountants, shall make such modifications to the allocation provisions of Sections 7.2 and 7.3 as it shall determine to be appropriate.

    7.4.4 Limitation on Net Losses. Notwithstanding any other provision of this Agreement to the contrary, Net Loss shall not be allocated to any Member if such allocation would cause such Member to have an Adjusted Capital Account Deficit or increase such Member's Adjusted Capital Account Deficit. To the extent an allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Member, the limitation set forth in this Section 7.4.4 shall be applied on a Member by Member basis in accordance with the Members' respective Percentage Interests so as to allocate the maximum permissible Net Loss to each Member without causing any Member to have an Adjusted Capital Account Deficit.

    7.5 Changes in Members' Interests. If during any Fiscal Year of the Company there is a change in any Member's Interest in the Company, the Members shall confer with the tax advisors to the Company and, in conformity with such advice allocate the Net Profit or Net Loss to the Members so as to take into account the varying Interests of the Members in the Company in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder.

    7.6  Tax Allocations.

    7.6.1 In General. Subject to Section 7.6.2, each item of income, gain, loss and deduction, as determined for federal income tax purposes, shall be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Sections 7.2 through 7.5.

    7.6.2 Section 704(c) Allocations. In the event there is a difference between the Book Value at which any property is accepted as a contribution to the capital of the Company (or deemed accepted pursuant to Regulation Section 1.704-1(b)(2)(iv)(g)) and the adjusted tax basis of such property to the Company, the Company shall, solely for federal income tax purposes, specially allocate the income, gain, loss and deduction attributable to such property as and to the extent required by
Section 704(c) of the Code and any applicable Regulations under
Section 704(b) or Section 704(c) of the Code.

    7.7 Tax Credits. All items of federal income tax credit shall be allocated among the Members in accordance with their Percentage Interests.

    7.8 Adjustment of Capital Accounts. Unless the Members shall determine otherwise, the Book Values of all the Company's assets shall be adjusted to equal their respective gross fair market values, as determined by the Members (and the Capital Accounts of the Members shall be adjusted accordingly by treating any increase in Book Value as an item of Book Gain and any decrease in Book Value as an item of Book Loss), as of the following times: (a) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis additional Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of assets of the Company as consideration for an Interest; and (c) the liquidation of the Company; provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

    7.9 Interpretation. It is the intent of the Members that the Company be treated as a partnership for federal tax purposes and that the provisions hereof relating to each Member's distributive share of income, gain, loss, deduction, and credit (and items thereof) comply with the provisions of Sections 704(b), 704(c), 706 and other relevant provisions of the Code and the applicable Regulations. In furtherance of the foregoing, the Members hereby agree that they will seek to resolve any ambiguity in the provisions of this Agreement in a manner that will preserve and protect the tax allocations provided for in this
Article 7 for federal income tax purposes and, subject to the last sentence hereof, to adopt such curative provisions to offset the effect of the allocations required by Section 7.4 as they may deem necessary. Notwithstanding the foregoing, no Member shall have the right to require or compel any distribution of cash or property not authorized or provided for by the provisions of this Agreement or to alter any distribution of cash or property provided for by the provisions of this Agreement on the ground that such action is necessary to cause the provisions hereof to conform to the provisions of the Regulations.

    7.10 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

                            ARTICLE 8
                        TAX MATTERS MEMBER

    8.1 Tax Matters Member. Unless and until another Member is designated as the Tax Matters Member by the Members, NGT shall be the tax matters partner of the Company as provided in the Regulations under Code Section 6231 and analogous provisions of state law ("Tax Matters Member"). The Tax Matters Member shall represent the Company, at the Company's expense, in connection with all examinations of the Company's affairs by tax authorities including any resulting administrative or judicial proceedings.

    8.2 Indemnity of Tax Matters Member. The Company shall indemnify and reimburse the Tax Matters Member for all reasonable expenses (including legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 8 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members as long as the Tax Matters Member has determined in good faith that its course of conduct was in, or not opposed to, the best interest of the Company. The payment of all such expenses shall be made before any Distributions are made to the Members. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent provided herein or required by law, is a matter in the sole discretion of the Tax Matters Member and the provisions on limitations of liability of the Tax Matters Member and indemnification set forth in Article 13 shall be fully applicable to the Tax Matters Member in its capacity as such.

    8.3 Information Furnished. To the extent and in the manner provided by applicable law and the Regulations, the Tax Matters Member shall furnish the name, address, profits interest, and taxpayer identification number of each Member to the Internal Revenue Service.

    8.4 Notice of Proceedings, etc. The Tax Matters Member shall use its best efforts to keep each Member informed of any administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Member with respect to any Company item, or of any agreement with the Internal Revenue Service that would result in any material change either in income or loss as previously reported.

    8.5 Notices to Tax Matters Member. Any Member that receives a notice of an administrative proceeding under Code
Section 6233 relating to the Company shall promptly notify the Tax Matters Member of the treatment of any Company item on such Member's federal income tax return that is or may be inconsistent with the treatment of that item on the Company's return. Any Member that enters into a settlement agreement with the Internal Revenue Service or any other government agency or official with respect to any Company item shall notify the Tax Matters Member of such agreement and its terms within sixty days after its date.

                            ARTICLE 9
                      TRANSFER OF INTERESTS

    9.1 Transfer of Interests. No Member shall sell, assign, exchange, convey, gift, pledge, mortgage, encumber, dispose of or otherwise transfer (herein, whether used as a noun or a verb, collectively called a 'Transfer') all or any part of its Interest except in strict accordance with this Article 9. Any attempted Transfer of all or any part of an Interest, other than in strict accordance with this Article 9, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Article 9 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article 9 may be enforced by specific performance.

    9.2 Restrictions on Transfer. No Member shall at any time Transfer to another Person, other than in a Required Regulatory Transfer, less than all of its Interest. Prior to the second anniversary of the Effective Date, no Member shall Transfer its Interest in the Company, unless such Transfer is first approved by the other Member(s), which approval may be granted or withheld in the sole and absolute discretion of such other Member; provided, however, that (i) NGT may at any time prior to such date, Transfer, without consent of the other Member(s) all of its Interest to a non-affiliated, new owner of substantially all of the hydroelectric facilities currently owned by its Affiliate, New England Power Company; (ii) any Member may, at any time prior to such date, Transfer, without the consent of the other Member(s), all of its Interest to an Affiliate and (iii) any Member may, without the consent of the other Member(s), make a Required Regulatory Transfer of the Required Portion of its Interest at any time prior to such date, but only after it has complied with the terms of Section 9.3; and provided, further, however that any such Transfer is made in accordance with the Securities Act of 1933, as amended, to the extent applicable thereto.

    9.3  Right of First Refusal.

         9.3.1   Offer.

              (i) (A) If any Member received a bona fide offer (an "Offer") from any Person (other than an Affiliate) to purchase on or after the second anniversary of the Effective Date all of its Interest or (B) if a Member either is notified by a United States federal or Massachusetts governmental agency that it must make a Required Regulatory Transfer, or determines and demonstrates to the satisfaction of the other Member that it must make a Required Regulatory Transfer of all or any portion of its Interest prior to the third anniversary of the Effective Date, and the Transfer proposed to be effected by the Member is approved by the requisite governmental agency; and

              (ii) if such Member (for purposes of this Section 9.3, the "Selling Member") desires to Transfer all of its Interest pursuant to such Offer, or the Required Portion of such Interest in such Required Regulatory Transfer, it shall give written notice (the "Notice of Sale") to the other Members of (i) that portion of its Interest subject to such Offer, or proposed to be transferred in the Required Regulatory Transfer (which in the case of a Required Regulatory Transfer shall not be more than the Required Portion of its Interest and otherwise shall not be less than all of its Interest) (the "Offered Interest"), (ii) in the case of an Offer, the price offered (the "Offered Price"), (iii) the specific terms of the proposed transfer and (iv) the name of the proposed transferee, or in the case of a Proposed Regulatory Transfer in which there is to be more than one transferee, the proposed transferees).
The receipt of the Notice of Sale by the other Member shall constitute an offer by the Selling Member to sell (i) in the case of an Offer, the Offered Interest and (iii) in the case of a Required Regulatory Transfer, either the Offered Interest or the entire Interest of the Selling Member (the "Entire Interest"), at the election of the other Member, to the other Member at the Right of First Refusal Price, which offer shall remain outstanding for a period of 30 days after receipt of the Notice of Sale by the other Member. In the case of an Offer, the term "Right of First Refusal Price" shall mean the Offered Price, provided, that, if all of a portion of the Offered Price is to be paid other than in cash, the term "Right of First Refusal Price" shall mean the sums of (i) the dollar amount of that portion of the Offered Price payable in cash and (ii) the Fair Value of that portion of the Offered Price payable in non-cash consideration, and provided, further, that if the Offer giving rise to the application of this Section 9.3.1 is an Offer not only for the Offered Interest, but also for additional property of the Selling Member (or one or more Affiliates of the Selling Member, in which case the additional property may include stock of an Affiliate of such Affiliate), the term "Right of First Refusal Price" shall mean the Fair Value of the Offered Interest. In the case of a Required Regulatory Transfer, the term "Right of First Refusal Price" shall mean the Fair Value of the Required Portion of the Interest or the entire Interest, as appropriate.

    9.3.2 Acceptance. During the 30-day period following receipt of the Notice of Sale by the non-Selling Member, such other Member may accept such offer by giving written notice (a "Notice of Purchase") of its intention to purchase all of the

Offered Interest or the Entire Interest, at such Member's election, at the Right of First Refusal Price and otherwise on the terms specified in the Notice of Sale.

    9.3.3 Closing. If the non-Selling Member gives a Notice of Purchase for the Offered Interest or the Entire Interest, as the case may be, pursuant to this Section 9.3, the purchase of the Offered Interest or the Entire Interest, as the case may be, pursuant to this Section 9.3 shall be made within 30 days after the date of such Notice of Purchase at the Right of First Refusal Price otherwise on terms identical in all material respects to the terms specified in the Notice of Sale.

    9.3.4 Transfer to Original Offeror. If the other Member does not give a Notice of Purchase for at least all of the Offered Interest, or if payment therefor is not made within 30 days after receipt of the Notice of Purchase by the Selling Member, the Selling Member shall have 75 days from the giving of the Notice of Sale (or such longer period of time as may be required for any regulatory approvals) in which to Transfer the Offered Interest to the purchaser specified in the Notice of Sale at a price not lower than the Offered Price, and on terms and conditions not more favorable to said purchaser than the terms specified in the Notice of Sale.

    9.4  Requirements Applicable to All Transfers.

    9.4.1 No Transfer of all or any part of a Member's Interest may be made pursuant to Section 9.2 or 9.3 unless such Transfer would not cause a termination of the Company for federal income tax purposes under Section 708 of the Code; and until each of the Members shall have received such of the following (to the extent applicable to the proposed Transfer) as it may have requested:

         (i) a copy of the instrument pursuant to which the Transfer is to be effected, which shall specify the name and business address of the transferor and the transferee, the portion of the transferor's Interest that is being transferred and the Percentage Interest represented thereby, and which shall contain (A) representations and warranties by the transferor and the transferee that the Transfer and admission of the transferee as a Member are being made in accordance with applicable laws and (B) representations and warranties by the transferee to the same effect as those contained in Article 14 hereof;

         (ii) the agreement in writing of the transferee to comply with all of the terms and provisions of this Agreement;

         (iii) an opinion of responsible counsel (who may be counsel for the Company), satisfactory in form and substance to the Members to the effect that:

              (A)  such Transfer would not violate the
                   Securities Act of 1933, as amended, or any state securities or blue sky laws applicable to the Company or the Interest to be transferred;

              (B) such Transfer would not cause the Company to be considered a publicly traded partnership under section 7704(b) of the Code;

              (C) such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes;

              (D) such Transfer would not cause a termination of the Company for federal income tax purposes; and

         9.4.2 The transferring Member and its transferee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Transfer and admission of the transferee as a Member, including any legal fees incurred in connection with the legal opinions referred to in Section 9.4.1, on or before the tenth business day after the receipt by such Persons of the Company's invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the prime rate, as announced from time to time in the Wall Street Journal, plus two percentage points.

         9.4.3 Each Member hereby severally agrees that it will not transfer all or any part of its Interest in the Company except as permitted by this Agreement.

         9.4.4 The transferee of an Interest shall be admitted as a Member of the Company provided that the Transfer is effected in strict compliance with this Article 9. Each transferee shall succeed to the same portion of the balance of the Capital Account of the transferor, as of the effective date of the Transfer, as the transferred Interest bears to the entire Interest of the transferor immediately prior to such Transfer.

         9.4.5 If a Member transfers its entire Interest, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with clause (c) of
Section 12.2 hereof.

         9.4.6 No Transfer of an Interest shall effect a release of the transferring Member from any liabilities to the Company or the other Members arising from events occurring prior to the Transfer.

    9.5  Buy-Sell Right.

         9.5.1 Each Member (the "Buy-Sell Offeror") shall have the right at any time (including at any time following the receipt of a Notice of Sale from the other Member but prior to the delivery of a Notice of Purchase , but not including after a dissolution of the Company pursuant to any event specified in
Section 12.2 hereof, except that after a dissolution of the Company pursuant to an event specified in Section 12.2 (d) (other than a withdrawal) the remaining Member shall have such right) to withdraw from the Company (notwithstanding the pendency of any arbitration proceeding or request for arbitration, or of the enforcement of any claim against a Member for breach of or for default under the terms of this Agreement) by giving to the other Member (the Buy-Sell Offeree") a notice of intention to withdraw, which notice shall contain an offer (the "Buy-Sell Offer") stating the cash price (the "Buy-Sell Offer Price") at which the Buy-Sell Offeror is willing to purchase or sell an undivided 100% interest in the Company, including all of the business, properties, assets, name and goodwill owned by the Company (the "Company Property").

         9.5.2   Upon its receipt of the notice and Buy-Sell
Offer given and delivered pursuant to Section 9.5.1, the Buy-Sell
Offeree shall be obligated, in accordance with the procedures set forth in this Section 9.5, either to:

         (i) purchase the Buy-Sell Offeror's Interest for cash at a purchase price equal to the Buy-Sell Offer price specified in the Buy-Sell Offer, multiplied by the Buy-Sell Offeror's Percentage Interest at the time such offer to buy is accepted; or

         (ii) sell to the Buy-Sell Offeror the Buy-Sell
              Offeree's Interest for cash at a purchase price equal to such Buy-Sell Offer Price multiplied by the Buy-Sell Offeree's Percentage Interest at the time such offer to sell is accepted.

         9.5.3 The Buy-Sell Offeree shall give written notice of its election to the Buy-Sell Offeror within 60 days after the Buy-Sell Offeree's receipt of the Buy-Sell Offer. Failure of the Buy-Sell Offeree to give the Buy-Sell Offeror notice within such 60-day period that the Buy-Sell Offeree has elected under Section 9.5.2(i) shall be conclusively deemed to be an election under
Section 9.5.2(ii) above.

         9.5.4   If the Buy-Sell Offeree elects to proceed under
Section 9.5.2(i) above, the Buy-Sell Offeree shall purchase the Buy-Sell Offeror's Interest as provided in this Section 9.5. If the Buy-Sell Offeree elects to proceed under Section 9.5.2(ii) above, the Buy-Sell Offeror shall purchase the Buy-Sell Offeree's Interest as provided in this Section 9.5.

         9.5.5 If, following an election by the Buy-Sell Offeree to purchase or sell under this Section 9.5, the party which is then obligated to purchase is not ready, willing or able to consummate the purchase in accordance with Sections 9.5.6 and
9.5.7 below, such party shall be deemed to be in breach of and default under the terms of this Agreement (hereinafter, the "Buy-Sell Defaulting Member"). The non-defaulting Member, in addition to all other rights and remedies available to it against the Buy-Sell Defaulting Member, shall have the right (but not the obligation) to purchase the Interest of the Buy-Sell Defaulting Member as if the Buy-Sell Defaulting Member had made an election under Section 9.5.2(ii) hereof. If the non-defaulting Member exercises such right to purchase the Interest of the Buy-Sell Defaulting Member, it shall give notice of such exercise not later than 30 days after the date on which the Closing would otherwise have occurred under Section 9.5.6(i) hereof, and the Closing of such purchase by the non-defaulting Member shall take place not later than 30 days after such notice of exercise.

         9.5.6   (i)   The closing ("Buy-Sell Closing") of any
sale pursuant to this Section 9.5 shall be held at a mutually acceptable place, on a mutually acceptable date not more than 30 days after receipt by the Buy-Sell Offeror of the written notice of election, or the expiration of the time of the Buy-Sell Offeree to so elect, as provided in Section 9.5.3.

    (ii) At the Buy-Sell Closing, the selling party shall execute and deliver to the purchasing party all bills of sale and other instruments of transfer and conveyance, in form and substance satisfactory to the purchasing party, as may be necessary to convey, transfer, assign and deliver to the purchasing party ownership of all of the selling party's Interest. It is the intention of the parties that such transfer of the selling party's Interest shall result in vesting ownership of all of the Company Property in the purchasing party, free and clear of all liens and encumbrances other than those of the Company incurred in accordance with this Agreement. The selling party agrees, from time to time at the request of the purchasing party, at or after the date of Buy-Sell Closing to execute and deliver such instruments of conveyance, assignment, transfer and consent as may be required or advisable for the effective conveyance, assignment, transfer and consent as may be required or advisable for the effective conveyance and transfer of the business, properties, assets, name, goodwill, and rights included in the selling party's Interest in the Company or otherwise to vest ownership of all of the Company Property in the purchasing party.

    (iii) At the Buy-Sell Closing, the purchasing party shall pay to the selling party the purchase price determined as of the date of the Buy-Sell Closing pursuant to this Section 9.5 in cash or by a cashier's or certified check from a bank acceptable to the selling party.

         9.5.7 At the Buy-Sell Closing, the purchasing party shall by a legally enforceable agreement, effective upon the effectiveness of the sale of the selling party's Interest pursuant to this Section 9.5:

    (i) assume and become obligated to pay or discharge any indebtedness, lien, mortgage or encumbrance on the Company Property incurred in accordance with this Agreement to the extent that the selling party has personal liability with respect thereto;

    (ii) assume and become obligated to pay, or perform or discharge the obligations and liabilities that the selling party may have incurred in accordance with this Agreement to third parties as a Member in the Company (other than liabilities for which the purchasing party may have a claim against the selling party due to the selling party's breach of, or default under, the terms of this Agreement);

    (iii) assume or become obligated to pay or perform or discharge the obligations and liabilities that the selling party or any Affiliate of the selling party may have incurred to third parties as a guarantor of obligations of the Company or to support financing arrangements of the Company in some other manner contemplated by this Agreement or agreed to by all Members, such as an agreement to maintain the working capital of the Company;

    (iv) release and discharge the selling party of all obligations and liabilities (except those on account of or arising our of any material breach of or default under the terms of this Agreement) to the purchasing party or the Company incurred hereunder or otherwise in connection with the operation of the business of the Company in accordance with this Agreement; and

    (v) save, defend and indemnify the selling party and its Affiliates against and hold them harmless from any and all liabilities specified in subsections (i) through
         (iv) of this Section 9.5.7.

    9.6 Enforcement of Buy-Sell. If either Member shall default in the performance of its obligations under Section 9.5 of this Agreement, the other Member shall have the right to bring any proceedings or action at law, in equity (including for specific performance), or otherwise to enforce the performance of such obligations or any claim arising out of such default, notwithstanding any of the provisions of Section 16.5 hereof. It is understood and agreed by the parties hereto that the remedies available hereunder to enforce the performance of a Member's duties and obligations under Section 9.5 hereof shall include (but not be limited to) the right of specific performance, and the party seeking specific performance shall not be required to post any bond.

    9.7 Termination of Marketing Relationship. Upon the sale of a Member's Interest pursuant to Section 9.5, the Company will terminate its marketing relationship with such selling Member.

                            ARTICLE 10
             BOOKS, RECORDS, ACCOUNTING, AND REPORTS

    10. 1     Books and Records.  The Company shall maintain at
its principal office all of the following:

         10.1.1 A current list of the full name and last known business address of each Member together with true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a member of the Company;

         10.1.2 A copy of the Certificate, this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement or any amendment has been executed;

         10.1.3 Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

         10.1.4 The audited financial statements of the Company for the six most recent Fiscal Years; and

         10.1.5 The Company's books and records for at least the current and past five Fiscal Years.

    10.2 Delivery to Members; Inspection. Upon the request of any Member for any purpose reasonably related to such Member's
Interest as a Member of the Company:

         10.2.1 The Company shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained by Sections 10.1.1 - through 10.1.4.

         10.2.2 The Members may review, at the Company's office during normal business hours, the Company's federal, state and local income tax or information returns prior to the filing thereof and the Company's books and records referred to in
Section 10.1.5.

         10.2.3 The Company will provide any Member at such Member's expense such other information regarding the business affairs of the Company as the Member shall reasonably request.

    10.3 Financial Statements. The Members shall maintain or cause to be maintained books of account reflecting the operations of the Company and shall cause to be prepared for the Members (i) monthly and quarterly financial statements which financial statements shall show variances from the Annual Budget, and (ii) audited annual financial statements of the Company prepared in accordance with generally accepted accounting principles. Until the Members determine otherwise, an Affiliate of NGT will provide services to the Company as required by this Article 10.

    10.4 Filings. At the Company's expense the Members shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company as is necessary to enable the Members to prepare and timely file their federal and state income tax returns. The Members, at the Company's expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed by the Company with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

                            ARTICLE 11
                     AMENDMENTS TO AGREEMENT

    11.1 Amendments. This Agreement may be amended or modified with the prior written consent of the Members.

    11.2 Filings. The Members shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

    11.3 Binding Effect. Any modification or amendment to this Agreement pursuant to Section 11.1 shall be binding on all Members.

                            ARTICLE 12
                      DISSOLUTION OF COMPANY

    12.1 Termination of Membership. No Member shall resign or withdraw from the Company during the first 24 months following its initial capital contribution except as provided below and except that, subject to the restrictions set forth in Article 9, any Member may Transfer its Interest in the Company and the transferee may become a Member in place of the Member which transferred its Interest. If any Member ceases to be a Member for any reason, the business of the Company may be continued by the remaining Members (so long as there are two such remaining Members) as provided in clause (c) of Section 12.2.

    (a) After that 24 month time period, a Member may terminate its membership in the Company upon giving at least ninety (90) days prior written notice to the other Member(s) if the Company has not met the performance standards set forth in Schedule No. 4 and a mutually agreed upon remedial action plan has not corrected the performance problem within a reasonable time;

    (b) Without regard to that 24 month time period, a Member may terminate its membership in the Company upon written notice to the other Member(s) for the following reasons:

              (i) if the other Member(s) shall fail to perform or observe, within 30 days after written notice of such failure, any material respect any of the covenants, conditions or agreements to be performed or observed under this Agreement; or

              (ii) any representation or warranty made by
                   another Member in any other agreement or in any other document or certificate furnished to the other party in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect in any material respect when made; or

             (iii) another Member sells or merges substantially
                   all of its assets with a third party
                   (excluding a transfer under Article 9) and/or voluntarily suspends substantially all of its operations or the franchises, concessions, permits, rights or privileges required for the conduct of the business and operations of it are revoked, canceled or otherwise terminated; or

              (iv) if the purchaser of the hydro facilities of
                   NGT's affiliate, New England Power Company, elects not take NGT's interest in the Company, then within one year after such election; or

              (v) another Member shall (i) commence any case, proceeding or other action (A) under any existing or future applicable law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against it any case, proceeding or other action of a nature referred to in clause (i) above which
                   (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbounded for a period of sixty (60) days; or (iii) there shall be commenced against it any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) it shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
                   (ii), or (iii) above; or (v) it shall
                   generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

    (c) Without regard to that 24-month time period, in the event a member terminates its membership, the terminating Member's capital account shall be returned as though there had been a liquidation as provided in Section 12.4. The terminating Member shall pay a residual fee of 2.5% of gross project revenue from a HydroServ customer for a period of two years, such fee to be paid to the Company or if the Company has been liquidated, to the other Members.

    12.2 Events of Dissolution or Liquidation. The Company shall be dissolved upon the happening of any of the following events:
(a) December 31, 2006 unless such date is extended pursuant to

Section 2.4, (b) the unanimous written determination of the Members, (c) the resignation, withdrawal, expulsion, bankruptcy or dissolution of any Member, unless there are at least two remaining Members and the business of the Company is continued by the consent of a Majority in Interest of the Members remaining within 90 days following the occurrence of any such event, or (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

    12.3 Liquidation. If the Company is dissolved and not continued, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company's business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company's property and assets or the proceeds from the liquidation thereof shall, subject to the requirements of the Act, be distributed in accordance with Section 12.4. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member within 30 days after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Members. Upon such final accounting, the Company shall terminate and an authorized person, appointed pursuant to Section 2.7, shall cancel the Certificate in accordance with the Act.

    12.4 Distributions to Members. Distributions to Members upon liquidation shall be madein accordance with the Members' Capital Account balances. Notwithstanding Section 12.3 or the first sentence of this Section 12.4, the Company shall not make any Distribution pursuant to this Section 12.4 unless the Members shall have determined that the Company has sufficient assets to pay all accrued and contingent liabilities of which the Members are aware after making reasonable inquiry.

    12.5 No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 12.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Members have failed to liquidate the Company as required by Section 12.2 and except as specifically provided in Section 18-802(a) of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

    12.6 No Further Claim. Upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and if the Company's property remaining after payment or discharge of the debts and liabilities of the

Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, a Member shall have no recourse against the Company or any other Member except to the extent that the other Member has received Distributions in excess of those to which such Member was entitled to under the terms of this Agreement.

                            ARTICLE 13
                         INDEMNIFICATION

    13.1 General. To the maximum extent permitted by law, the Company shall indemnify, defend, and hold harmless each Member, including the Tax Matters Member, and each Member's officers, trustees, directors, partners, members, shareholders, employees, and agents [(and each such Person's officers, trustees, directors, partners, members, shareholders, employees and agents)], and the employees, officers, and agents of the Company (all indemnified persons being referred to as "Indemnified Persons"), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Person by virtue of such Person's position with the Company, including attorneys' fees and costs and any amounts expended in the settlement of any such claims of liability, loss, or damage; provided, however, that, if the liability, loss, damage, or claim arises out of any action or inaction of an Indemnified Person, indemnification under this
Section 13.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined, in good faith, that its or his course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its or his inaction to be harmful or opposed to the best interests of the Company, and (b) the action or inaction did not constitute fraud by the Indemnified Person, and provided, further, that indemnification under this Section 13.1 shall be recoverable only from the assets of the Company and not from any assets of the Members. The Company may pay or reimburse attorneys' fees of an Indemnified Person as incurred, if such Indemnified Person executes an undertaking to repay the amount so paid or reimbursed if there is a final determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 13. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company's affairs.

    13.2 Persons Entitled to Indemnity. Any Person who is within the definition of "Indemnified Person" at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article 13 as an

"Indemnified Person" with respect thereto, regardless whether such Person continues to be within the definition of "Indemnified
Person" at the time of such Person's claim for indemnification or exculpation hereunder.

    13.3 Procedure Agreements. The Company may enter into an agreement with any of its officers, employees and agents setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 13.

    13.4 Extent of Duties. No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it or him pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined, in good faith, that such Person's course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Person's inaction to be harmful or opposed to the best interests of the Company, and (b) the conduct of the Indemnified Person did not constitute fraud [or a Violation of the Business Judgment Rule] by such Indemnified Person.

    13.5 Fiduciary and Other Duties.

         13.5.1 To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Indemnified Person, an Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties of such Indemnified Person. The provisions of this Section 13.5.1 shall not be construed to relieve any Indemnified Person from liability for such Person's fraud or a Violation of the Business Judgment Rule.

         13.5.2  Whenever in this Agreement an Indemnified
Person is permitted or required to make a decision (a) in its "discretion" (without qualification as to how the discretion is to be exercised) or under a grant of similar authority or latitude, the Indemnified Person shall act reasonably and in good faith based on facts known to the Person at the time, (b) in its "sole discretion" or under a grant of similar authority or latitude, the Indemnified Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, and (c) under an express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other general standard imposed by this Agreement or applicable law.

                            ARTICLE 14
           REPRESENTATIONS AND COVENANTS BY THE MEMBERS

    Each Member hereby represents, warrants and covenants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times thereafter that such Member is a Member:

    14.1 Organization, Corporate Authority. It is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the laws of the jurisdiction of its incorporation, organization or formation; if required by applicable law, it is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and has obtained any regulatory approvals that may be required, and if such approvals are subject to any conditions, has disclosed such conditions to the other Members; and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, performance of this Agreement by it have been duly taken.

    14.2 Legal, Valid and Binding Obligation. It has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of such Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity), its authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of (A) the organizational documents of such Member, (B) any contract or agreement to which such Member is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which that Member is subject; or
(ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied.

    14.3 Investment Intent. It is acquiring its Interest with the intent of holding the same for investment for its own account and without the intent or a view of participating directly or indirectly in any distribution of such Interests within the meaning of the Securities Act or any applicable state securities laws.

    14.4 Securities Regulation. It acknowledges and agrees that its Interest is being issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and exemptions contained in applicable state securities laws, and that its Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and those state acts or pursuant to an effective registration statement under the Securities Act and those state acts or in a transaction that is otherwise in compliance with the Securities Act and those state acts. It understands that it has no contractual right for the registration under the Securities Act of its Interest for public sale and that, unless its Interest is registered or an exemption from registration is available, its Interests may be required to be held indefinitely.

    14.5 Information. It has received all documents, books, and records pertaining to an investment in the Company requested by it. It has had a reasonable opportunity to ask questions of and receive answers from the other Members concerning the Company, and all such questions have been answered to its satisfaction.

    14.6 Tax Position. Unless it provides prior written notice to the Company, it will not take a position on its federal income tax return, in any claim for refund, or in any administrative or legal proceedings that is inconsistent with any information return filed by the Company or with the provisions of this Agreement.

                            ARTICLE 15
                     COMPANY REPRESENTATIONS

    In order to induce the Members to enter into this Agreement and to make the Capital Contributions contemplated hereby, the Company hereby represents and warrants to each Member as follows:

    15.1 Legal Existence. The Company is a duly formed and validly existing limited liability company under the Act and the Certificate has been duly filed as required by the Act. The Company has all necessary power and authority under the Act to issue the Interests to be issued to the Members hereunder.

    15.2 Valid Issuance. When the Interest is issued to the Member as contemplated by this Agreement and the Capital Contributions required to be made by such Member are made, the Interest issued to the Member will be duly and validly issued and except as specifically provided in the Agreement, no liability for any additional capital contributions or for any obligations of the Company will attach thereto.

    15.3 Options, etc. Except as set forth in this Agreement, the Company does not have outstanding any rights or options to subscribe for or purchase any warrants or other agreements providing for or requiring the issuance of Interests in the

Company to any Person or any obligation to purchase or otherwise acquire any Interests in the Company.

                            ARTICLE 16
                          MISCELLANEOUS

    16.1 Additional Documents. At any time and from time to time after the date of this Agreement, upon the request of the Members, each Member shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such additional instruments and documents, as may be required to effectuate the purposes and intent of this Agreement.

    16.2 Execution of Papers. The Members agree to execute such instruments, documents and papers as the Members deem necessary or appropriate to carry out the intent of this Agreement.

    16.3 General. This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs, and legal successors of the Members; (b) shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts;
(c) may be executed in more than one counterpart as of the day and year first above written; and (d) contains the entire contract among the Members as to the subject matter hereof. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.

    16.4 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed as set forth below, or at such other address as such Person shall have furnished to the Company in writing as the address to which notices are to be sent hereunder and if to any Member at the address of such Member in the records of the Company.

    16.5 Disputed Matters. Any controversy or dispute arising out of this Agreement, the interpretation of any of the provisions hereof, or the action or inaction of any Member hereunder shall first be discussed in good faith among the Members. If such good faith discussions do not lead to a resolution of the controversy or dispute then the Members shall meet with a mutually acceptable mediator to further attempt to resolve such controversy or dispute. If the Members are still unable to resolve such controversy or dispute after consulting with a mediator, the matter shall be submitted to arbitration in Boston, Massachusetts before the American Arbitration Association under the commercial arbitration rules then obtaining of said Association. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. To the fullest extent permitted by law, no action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Member except (a) an action to compel arbitration pursuant to this Section 16.5 or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 16.5. The responsibility for paying the costs and expenses of the arbitration, including compensation to the arbitrator and any experts retained by the arbitrator, shall be allocated among the Members who are parties to the arbitration in a manner determined by the arbitrator to be fair and reasonable under the circumstances. Each such Member shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one or more of the other Members who are parties to the arbitration.

    16.6 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

    16.7 Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

    16.8 Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

    16.9 No Third Party Rights.  The provisions of this
Agreement are for the benefit of the Company and the Members and no other Person, including creditors of the Company shall have any right or claim against the Company or any Member by reason of this Agreement or any provision hereof or be entitled, to enforce any provision of this Agreement.

    16.10 Rights to Trademark HydroServ Group. In consideration hereof, UUDSI shall transfer all of its rights in and to the trademark "HydroServ Group," registered by UUDSI in order to market and sell Hydro Services on behalf of both parties prior to the completion of this Agreement, to the Company.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.


UNDERWATER UNLIMITED DIVING
SERVICES, INC.

    s/ David Rowe
By:
    Name: David Rowe
    Title: President



NEES GLOBAL TRANSMISSION, INC.


    s/ John G. Cochrane
By:
    Name: John G. Cochrane
    Title: Treasurer

                                                 EXHIBIT I

                          DEFINED TERMS

    "Act" shall mean the Massachusetts Limited Liability Company
Act (MGL c. 156C), as amended and in effect from time to time.

    "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital
Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

         (a) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next to the last sentences of the Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account any changes during such year in Company minimum gain and Member minimum gain (as determined under such Regulations); and

         (b) debit to such Capital Account the items described in Section 1.704-1 (b)(2)(ii)(d)(4), (5) and (6) of the
Regulations.

    "Affiliate" shall mean, with respect to any specified
Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power or authority to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

    "Alternative Representative" is defined in Section 5.2.1.

    "Annual Budget" is defined in Section 6.2.

    "Agreement" shall mean the Limited Liability Company
Agreement of the Company dated as of July    , 1997, as amended
from time to time.

    "Book Gain" or "Book Loss" shall mean the gain or loss recognized by the Company for Code Section 704(b) book purposes in any Fiscal Year or other period by reason of the sale, exchange or other disposition of any asset of the Company. Such Book Gain or Book Loss shall be computed by reference to the Book Value of such asset as of the date of such sale, exchange or other disposition, rather than by reference to the tax basis of such asset as of such date, and each and every reference herein to "gain" or "loss" shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss, unless otherwise expressly provided herein.

    "Book Value" of an asset shall mean, as of any particular date, the value at which the asset is properly reflected on the books and records of the Company as of such date. The initial Book Value of each asset shall be its cost, unless such asset was contributed to the Company by a Member, in which case the initial Book Value shall be the fair market value, as agreed to by the Members, and such Book Value shall thereafter be adjusted for Depreciation with respect to such asset rather than for the cost recovery deductions to which the Company is entitled for income tax purposes with respect thereto and shall be adjusted as appropriate pursuant to Section 7.9.

    "Business Day" shall mean a day when national banks are open for business in Boston, Massachusetts.

    "Business Plan" is defined in Section 6.1.

    "Capital Account" is defined in Section 3.2.

    "Capital Contribution" shall mean with respect to any Member, the amount of cash and the Book Value of any other property contributed to the Company with respect to the Interest held by such Member (net of liabilities secured by such contributed property or that the Company is considered to assume or take the property subject to pursuant to Code section 752).

    "Certificate" shall mean the Certificate of Formation of the Company filed July ___, 1997 and any and all amendments thereto and restatements thereof filed on behalf of the Company as permitted hereunder with the office of the Secretary of State of The Commonwealth of Massachusetts.

    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax law.

    "Company" shall mean the limited liability company formed under and pursuant to the Act and this Agreement.

    "Defaulted Capital Contribution" is defined in Section 3.7.

    "Defaulting Member" is defined in Section 3.7.1.

    "Depreciation" shall mean for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the Members, with the advice of its independent accountants.

    "Distribution" shall mean the amount of cash and the Book Value of any other property distributed to a Member in respect of the Member's Interest in the Company (net of liabilities secured by such distributed property or that the Member is considered to assume or take the property subject to pursuant to Code section
752).

    "Effective Date" shall mean July 25, 1997.

    "Exclusive Agent" is defined in Section 2.5.1.

    "Fiscal Year" shall mean the fiscal year of the Company which shall end on December 31 in each year or on such other date in each year as the Members shall otherwise elect.

    "HydroServ Customer" is defined in Section 2.5.2.

    "Indemnified Persons" is defined in Section 13.1.

    "Interest" shall mean the entire interest of a Member in the capital and profits of the Company, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

    "Majority in Interest" shall mean, as applied to all the Members, or a specified group of Members, Members who in the aggregate hold more than a 50 % interest in each of the profits and capital of the Company owned by all Members or by the specified group of Members, as the case may be.

    "Marketing Fee" is defined in Section 5.16 and Schedule No.
1.

    "Member Default Loan" shall mean any loan made to a Defaulting Member as contemplated by Section 3.7.1.

    "Member Nonrecourse Deductions" shall mean "partner non-recourse deductions" as defined in Regulations Section 1.704-
2(i)(1).

    "Members" shall mean the Persons listed as members on the signature page to the Agreement and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member pursuant to the Agreement.

    "Net Profit" and "Net Loss" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss, respectively, for such year or period, determined in accordance with Section 703(a) of the Code (taking into account all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

    (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net
Profit or Net Loss pursuant to this provision shall be added to such taxable income or reduce such taxable loss;

    (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (relating to expenditures which are neither deductible nor properly chargeable to capital) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this provision, shall be subtracted from such taxable income or increase such taxable loss;

    (c) Book Gain or Book Loss from the sale or other disposition of any asset of the Company shall be taken into account in lieu of any federal income tax gain or loss recognized by the Company by reason of such sale or other disposition; and

    (d) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed as provided in this Agreement.

    "Nonrecourse Deduction" shall have the meaning set forth in Regulations Section 1.704-2(b)(1).

    "Notice of Purchase" is defined in Section 9.3.1.

    "Notice of Sale" is defined in Section 9.3.1.

    "Offered Interest" is defined in Section 9.3.1.

    "Percentage Interest" is defined in Section 3.3.

    "Permitted Percentage" is defined in Section 9.3.1.

    "Person" shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

    "Profits Interest" is defined in Section 3.6.

    "PUHCA" shall mean the Public Utility Holding Company Act of
1935.

    "Qualified Income Offset" shall have the meaning set forth in Regulations Section 1.704-1 (b)(2)(ii)(d).

    "Regulations" shall mean the Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

    "Representative" is defined in Section 5.1.

    "Required Portion" shall mean in respect of any Interest all or a portion of which is required to be transferred in a Required Regulatory Transfer, the smallest portion of such Interest that must be transferred in order to satisfy the requirements of such Required Regulatory Transfer.

    "Required Regulatory Transfer" shall mean any Transfer by a Member of all or a portion of its Interest which is required to be effected by any regulation, rule, administrative order or other administrative pronouncement of binding legal effect of any state public utility commission (or other similar agency).

    "Members" shall mean NGT and UUDSI and, if such Members together do not constitute a Majority in Interest of the Members, such other Members as shall be necessary to cause the Members to constitute a Majority in Interest of the Members.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Selling Member" is defined in Section 9.3.

    "Tax Matters Member" is defined in Section 8.1.

    "Term" is defined in Section 2.4.

    "Transaction" is defined in Section 5.15.

    "Transfer" is defined in Section 9.1.1.

    "Violation of the Business Judgment Rule" means conduct which is materially inconsistent with the obligation to be reasonably informed and to act in good faith or which is reckless, grossly negligent, willful misconduct or constitutes a knowing violation of law.